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                           February 18, 2021

       Jim Coffey
       Chief Operating Officer and General Counsel
       ADVENT TECHNOLOGIES HOLDINGS, INC.
       200 Clarendon Street
       Boston, MA 02116

                                                        Re: ADVENT TECHNOLOGIES
HOLDINGS, INC.
                                                            Registration
Statement on Form S-1
                                                            Filed February 16,
2021
                                                            File No. 333-253114

       Dear Mr. Coffey:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Charles
Eastman, Staff Accountant at (202) 551-3794 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing